EXHIBIT 99.1

Deer Consumer Products, Inc. Applies for Listing on the NASDAQ Stock Market, Appoints Independent Board of Directors.

NEW YORK, May 4 /PRNewswire-Asia/ -- Deer Consumer Products, Inc. (OTC Bulletin Board: DCPD) (News - Website: http://www.deerinc.com), a market leader in the design, manufacture and sale of small kitchen electronics targeting both international and the Chinese domestic markets today announced that the Company has applied for listing on the NASDAQ Stock Market. In compliance with the NASDAQ listing rules, Deer also welcomes 3 independent board members to the Company.

In 2008, Deer reported $43.8 million in revenues, $3.4 million in net income and EPS (earnings per share) of $0.39 on a post share split basis.

Bill He, Deer's Chairman & CEO commented: "Deer believes good corporate governance is the key to long term success. We are honored to welcome our highly qualified board of directors who will guide our growth for years to come. Deer is pleased to announce that the Company has filed a listing application with the NASDAQ Stock Market. As we will work closely and proactively with our advisors through this listing process, Deer will continue to focus on our fundamental growth in sales and earnings delivering superb results to our shareholders.”

Biographies of Deer’s New Independent Board Members

Mr. Arnold Staloff, age 64, Chairman of Audit Committee. Mr. Staloff started his professional career in 1968 at the US Securities & Exchange Commission. From December 2005 to May 2007, Mr. Staloff served as Chairman of the Board of SFB Market Systems, Inc., a New Jersey-based company that provides technology solutions for the management and generation of options series data. From March 2003 to December 2005, Mr. Staloff was an independent consultant. From June 1990 to March 2003, Mr. Staloff served as President and Chief Executive Officer of Bloom Staloff Corporation, an equity and options market-making firm and foreign currency options floor broker. Mr. Staloff served as a director for Lehman Brothers Derivative Products Inc. from 1994 until October 2008. Mr. Staloff currently serves on the boards of several NASDAQ listed companies including Shiner International, Inc.(Nasdaq: BEST - News) , a packaging and anti-counterfeit plastic film company; AgFeed Industries, Inc. (Nasdaq: FEED- News), a feed and commercial hog producer and SmartHeat Inc. (Nasdaq: HEAT - News), an energy savings equipment company.

Mr. Edward Hua, age 56, Chairman of Nominating Committee.  From 1994 to the present time, Mr. Hua held various management positions at the Bank of China and is currently the General Manager of the Treasury Department of the Bank of China Shenzhen Branch. Mr. Hua holds a Master’s Degree in World Economics from Fudan University and a Senior Economist Certificate from the Bank of China.

Mr. Walter Zhao, age 45, Chairman of Compensation Committee. From December 1997 to the present time, Mr. Zhao has been the President of Kaito Electronics, Inc., an electronics design and manufacturer. From 1989 to 1997 Mr. Zhao was a Department Manager of CEIEC Shenzhen, an education equipment and instrument company. Mr. Zhao received a Master’s degree in electrical engineering from the University of Science and Technology in China in 1989 and a Bachelor of Science degree in electrical engineering from Shandong University in 1985.

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. is a U.S. public company headquartered in China. Supported by more than 103 patents, Deer is a market leader in the design, manufacture and sale of home and kitchen electric appliances targeting the vast Chinese domestic consumer markets as well as customers in more than 40 countries worldwide. Deer's product lines include blenders, juicers, pressure cookers and other home appliances designed to improve home lifestyles in today's fast-paced society. With more than 100 global and domestic clients/branded products including Black & Decker, Ariete-Disney, Toastmaster, Magic Bullet, Back to Basics, and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:
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Corporate Contact:
James Chiu Chief Operating Officer
Deer Consumer Products, Inc.
Tel: 011-86-755-86028312
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Source: Deer Consumer Products, Inc.